Exhibit 4.1

INSMED INCORPORATED
2025 INDUCEMENT PLAN

1.	Purpose

The purpose of the Plan is to provide equity compensation to certain eligible individuals in order to induce such individuals to enter into employment with the Company or its Subsidiaries. The Plan is intended to meet the requirements of a plan providing for inducement grants under Rule 5635(c)(4) of the Nasdaq Listing Rules and shall be administered in accordance with such intent. The Plan provides for the grant of Options and Restricted Stock Units, any of which may be performance-based, as determined by the Administrator.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

a.           “Administrator” means the Administrator of the Plan in accordance with Section 6 of the Plan.

b.          “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

c.           “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

d.           “Award” means an Option or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan.

e.           “Award Agreement” means any written or electronic agreement or other instrument evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

f.            “Board” means the Board of Directors of the Company.

g.           “Change in Control” means the occurrence of any one of the following:

1.          any Person becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of at least 50% of (A) the value of the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) and/or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing beneficial ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date has beneficial ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

2.          during any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs after the Effective Date as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3.          consummation of a reorganization, merger, statutory share exchange, or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) of the Company or such Acquiring Corporation) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

4.          the complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent an Award provides for deferred compensation under Section 409A of the Code and payment is made upon a Change in Control, no event or transaction will constitute a Change in Control hereunder unless it also constitutes a “change in control event” under Section 409A of the Code.

h.         “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rulings and regulations issued thereunder.

i.           “Committee” means the Compensation Committee of the Board (or any successor committee).

j.           “Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 12 of the Plan.

k.          “Company” means Insmed Incorporated, a Virginia corporation, and except as utilized in the definition of Change in Control, any successor corporation.

l.           “Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Administrator, with respect to a Restricted Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

m.          “Effective Date” has the meaning set forth in Section 4 of the Plan.

n.           “Eligible Individual” means an individual who becomes an employee of the Company or its Subsidiaries and who either (i) was not previously an employee or director of the Company or any of its Subsidiaries, or (ii) incurred a bona fide period of non-employment as determined under Rule 5635(c)(4) of the Nasdaq Listing Rules.

o.          “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, the closing price for the Common Stock on such date (or if Common Stock was not traded on such exchange, system, or market on such date, then on the next preceding date on which shares of Common Stock were traded) as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Administrator deems reliable; and (ii) in the absence of an established market for the Common Stock, as determined in good faith by the Administrator by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Administrator deems appropriate.

p.           “Option” means a stock option awarded under Section 8 of the Plan.

q.           “Participant” means any individual described in Section 3 of the Plan to whom Awards have been granted and any authorized transferee of such individual.

r.            “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

s.           “Plan” means the Insmed Incorporated 2025 Inducement Plan as set forth herein and as amended from time to time.

t.           “Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate.

u.          “Separation from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

v.           “Share Pool” has the meaning set forth in Section 5(a) of the Plan.

w.         “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its equity interests.

3.	Eligibility

Awards under the Plan may be granted only to Eligible Individuals as an inducement to become an employee of the Company or its Subsidiaries. Notwithstanding the foregoing, a person who would otherwise be eligible to receive an Award under the Plan shall not be eligible in any jurisdiction where such person’s participation in the Plan would be unlawful.

4.	Effective Date and Termination of Plan

The Plan was adopted by the Board on February 19, 2025 (the “Effective Date”) and shall expire on tenth anniversary of such date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.	Shares Subject to the Plan and to Awards

a.          Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be 1,000,000 (the “Share Pool”). On the grant date of an Award, the Share Pool shall be reduced by 1 share of Common Stock for each share subject to an Award. The aggregate number of shares of Common Stock available for grant under the Plan and the number of shares of Common Stock subject to Awards outstanding shall be subject to adjustment as provided in Section 12 of the Plan. The shares of Common Stock issued pursuant to Awards granted under the Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

b.         Issuance of Shares. The Share Pool shall be increased when and to the extent that an Award is canceled, terminates unearned, expires, is forfeited, or lapses for any reason, or an Award is settled in cash without the delivery of shares to the Participant, such that any shares of Common Stock subject to such Award shall again be available for the grant of an Award pursuant to the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option or (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Any shares of Common Stock with respect to Awards issued under the Plan that again become available for future grants pursuant to this Section 5 shall be added back to the Share Pool as 1 share for each share subject to an Award.

6.	Administration of the Plan

a.         Administrator of the Plan. The Plan shall be administered by the Administrator, which shall be the Committee, or, in the absence of the Committee, the Board itself. Except as otherwise set forth in the Plan, any power of the Administrator may also be exercised by the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.

b.         Powers of Administrator. Subject to the express provisions of the Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation:

1.        to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

2.        to determine which persons are eligible to receive Awards under the Plan, to which of such persons, if any, Awards shall be granted hereunder, and the timing of any such Awards;

3.       to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof; provided that, notwithstanding the foregoing or anything in the Plan to the contrary, the grant of each Award must be approved by the Committee or a majority of the Company’s independent directors (as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules) in order to comply with the exemption from the shareholder approval requirement for “inducement grants” provided under Rule 5635(c)(4) of the Nasdaq Listing Rules;

4.        to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability, or settlement of any Award;

5.        to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under the Plan;

6.        to determine the extent to which adjustments are required pursuant to Section 12 of the Plan;

7.         to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is appropriate to do so;

8.         to approve corrections in the documentation or administration of any Award; and

9.         to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Administrator may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 16 of the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or a Subsidiary. The Administrator may, in its sole and absolute discretion and, except as otherwise provided in Section 16 of the Plan, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications, or natural catastrophe).

c.          Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants, and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

d.          Delegation of Authority. To the maximum extent permitted by applicable law, the Committee may by resolution delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under the Plan, such officer or officers shall be treated as the Administrator; provided, that the Committee may not delegate any authority that would cause Awards under the Plan to fail to comply with the exemption from the shareholder approval requirement for “inducement grants” provided under Rule 5635(c)(4) of the Nasdaq Listing Rules; provided, further, that in no event shall an officer of the Company be delegated the authority to amend Awards held by individuals who are subject to Section 16 of the Act or who report directly to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

7.	Plan Awards

a.          Terms Set Forth in Award Agreement. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Administrator for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Administrator, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award, as applicable, shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Administrator any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

b.          Separation from Service. Subject to the express provisions of the Plan, the Administrator shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service or other termination of service.

c.          Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9(b) or Section 12 of the Plan or as otherwise provided by the Administrator.

d.         No Payment of Dividends Prior to Vesting. Notwithstanding anything in the Plan to the contrary, to the extent a Participant is eligible to receive dividends or Dividend Equivalents with respect to an Award granted under the Plan, such dividends or Dividend Equivalents shall in no case be paid to the Participant before the vesting of the portion of the Award to which such dividends or Dividend Equivalents relate.

8.	Options

a.         Grant, Term and Price. The grant, issuance, retention, vesting, and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Each Option shall be a non-qualified stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Administrator will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant. The exercise price of any Option may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

b.          No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 12 of the Plan), at any time when the exercise price of an Option is above the Fair Market Value of a share of Common Stock, the Company shall not, without shareholder approval, (i) reduce the exercise price of such Option, (ii) exchange such Option for cash, another Award, or a new Option with a lower exercise or base price, or (iii) otherwise reprice such Option.

c.          No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

d.         No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Restricted Stock Units

a.         Vesting and Performance Conditions. The grant, issuance, retention, vesting, and/or settlement of any Restricted Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions.

b.         Dividends and Distributions. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Restricted Stock Unit Award, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Administrator may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid in either cash or shares with respect to any Restricted Stock Unit Award prior to the time specified in Section 7(d).

c.         Voting Rights. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

10.	Deferral of Payment and Section 409A

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of shares of Common Stock upon settlement, vesting or other events with respect to Restricted Stock Units. Notwithstanding anything herein to the contrary, the Administrator may, in its sole and absolute discretion, deny any deferral of the delivery of shares of Common Stock or any other payment with respect to any Award if the Administrator determines, in its sole and absolute discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Plan and each Award Agreement shall be interpreted such that each Award complies with, or is exempt from, Section 409A of the Code. However, the Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator or the Board.

11.	Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Common Stock issued upon exercise of an Option or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant), or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.	Adjustment of and Changes in the Stock; Change in Control

a.           Adjustments Upon Certain Unusual or Nonrecurring Events. The number and kind of shares of Common Stock available for issuance under the Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of the Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s security holders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

b.           Adjustments Upon Other Events. In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole and absolute discretion.

c.           Change in Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change in Control after the Effective Date, unless provision is made in connection with the Change in Control for (i) assumption of Awards previously granted or (ii) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the exercise prices, if applicable, or unless the Administrator exercises its discretion to provide for the treatment described in subparagraph (e) below, (A) the Administrator shall make an adjustment to any or all Awards as the Administrator deems appropriate to reflect such Change in Control or (B) (1) in the case of an Option, the Participant shall have the ability to exercise such Option, including any portion of the Option not previously exercisable, and the unexercised portion of such Option shall be cancelled upon consummation of the Change in Control; (2) in the case of an Award subject to performance conditions, the Participant shall have the right to receive a payment based on performance through a date determined by the Administrator prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable); and (3) in the case of outstanding Restricted Stock Units not subject to performance conditions, all conditions to the grant, issuance, retention, vesting, or transferability of or any other restrictions applicable to, such Award shall immediately lapse. The Administrator shall not be obligated to treat all Participants, all Awards, all Awards held by a Participant, all portions of a single Award, or all Awards of the same type identically.

d.           Termination Following a Change in Control. Unless otherwise expressly provided for in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment within twenty-four (24) months following a Change in Control, provided that such termination does not result from the Participant’s termination for disability, cause or gross misconduct: (i) in the case of an Option, each Option shall immediately become exercisable and shall remain exercisable for three (3) years following such termination (or until the expiration of such Option, if earlier); (ii) in the case of an Award subject to performance conditions, the Participant shall have the right to receive a payment based on performance through a date determined by the Administrator prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable); and (iii) in the case of outstanding Restricted Stock Units not subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse.

e.           In the event of a Change in Control, the Administrator may in its discretion provide that outstanding Awards, whether vested or unvested, shall be cancelled in exchange for cash and/or other consideration with a value equal to (i) for Restricted Stock Units, the Fair Market Value of the shares of Common Stock underlying such Award on the date of such Change in Control or (ii) for Options, the excess, if any, of the Fair Market Value of the shares of Common Stock underlying such Award on the date of such Change in Control over the aggregate exercise price; provided that, if the Fair Market Value of a share of Common Stock on such date does not exceed the per share exercise price, the Administrator may cancel such Option for no consideration.

f.           The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13.	Transferability

No Award may be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution; provided, however, that a Participant may, with the prior approval of the Company’s Chief Legal Officer or Chief Financial Officer or any designee of the Company’s Chief Legal Officer or Chief Financial Officer (provided that no such person may approve a transfer under this Section by such person) and subject to applicable laws, rules, and regulations and such terms and conditions as the Company’s Chief Legal Officer or Chief Financial Officer or such designee, as applicable, shall specify, transfer an Award, for no consideration, to a family member (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant, in each case, with respect to whom such Award or the exercise thereof (as applicable) is covered by an effective registration statement under the Securities Act of 1933 (collectively, the “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. During the Participant’s lifetime, each Option shall be exercisable only by the Participant or by his or her Permitted Transferee to whom such Option has been transferred in accordance with this paragraph; provided, however, that outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries, any such Permitted Transferee or as permitted by the Administrator.

14.	Compliance with Laws and Regulations

The Plan, the grant, issuance, vesting, exercise, and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state, or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole and absolute discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or practice, to recognize differences in local law, currency or tax policy, or to foster and promote achievement of the purposes of the Plan locally. The Administrator may also amend the terms of Awards and impose conditions on the grant, issuance, exercise, vesting, settlement, or retention of Awards in order to comply with such foreign law or practice, to achieve such purposes, and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

15.	Withholding

To the extent required by applicable federal, state, local or foreign law, the Administrator may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Administrator, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Administrator, shares of Common Stock.

16.	Amendment of the Plan or Awards

The Board may amend, alter, or discontinue the Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under the Plan but, except as provided pursuant to the provisions of Section 12 of the Plan, no such amendment shall, without the approval of the shareholders of the Company, amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed, or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole and absolute discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan, or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

17.	No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Administrator shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise, or settlement of any Award granted hereunder.

18.	Non-Exclusivity of Plan

The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of inducement or retention shares or stock options other than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

19.	Governing Law

The Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia (without regard to any rule or principle of conflicts of laws that otherwise would result in the application of the substantive laws of another jurisdiction) and applicable federal law. Any reference in the Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule, or regulation of similar effect or applicability.

20.	No Right to Employment or Continued Service

Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment or service for the Company at any time or for any reason not prohibited by law, nor shall the Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 16 of the Plan, the Plan and the benefits hereunder may be terminated at any time in the sole and absolute discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries, and/or its Affiliates.

21.	Forfeiture upon Termination of Employment or Service

Except as otherwise provided by the Administrator in the Award Agreement, unvested Awards shall be forfeited immediately if the Participant terminates his or her employment or service with the Company, a Subsidiary, or an Affiliate for any reason.

22.	Specified Employee Delay

To the extent any payment under the Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation from Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

23.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

24.	Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

25.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

26.	Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

27.	Recoupment Policy

Any Participant and/or any Award, including any shares of Common Stock subject to an Award, shall be subject to any applicable recovery, recoupment, clawback, and/or other forfeiture policy maintained by the Company from time to time in accordance with the provisions of such policy.